Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is executed on and entered into on August 20, 2019, (the “Effective Date”), by and among Ampio Pharmaceuticals, Inc. (the “Company”), and Daniel Stokely (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS,  the Parties executed an Employment Agreement on July 9, 2019 setting forth certain terms of employment between the Parties; and

WHEREAS, the Parties mutually desire to amend the stock option term of compensation set forth in Section 3(b) of the Employment Agreement to bring it into alignment with the requirements the Company’s stock option plan and maximum allowable limits contained therein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations set forth in the Employment Agreement and this Amendment, the Parties hereby agree that Section 3(b) of the Employment Agreement shall be modified as follows:

(b)Equity and Long-Term Compensation.  The Company hereby agrees to grant Executive an option to purchase ~~430,000~~ 400,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to the closing price of the Company’s common stock as reported by the New York Stock Exchange on the Start Date.  The Option shall vest fifty percent (50%) on the Start Date and the remainder three-hundred sixty-five (365) days after the Start Date.  The Option shall be subject to the terms and conditions of the Ampio Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan, as amended, and a Stock Option Agreement, to be executed.  During the Employment Period, and subject to approval of the Board’s Compensation Committee, Executive shall also be eligible to participate in any equity and/or other long-term compensation programs established by the Company as set forth from time to time for senior executive officers.  Executive’s target annual equity award opportunity shall be determined by the Compensation Committee and shall be no less favorable than the target equity award opportunity available to other similarly-situated senior executives of the Company generally, with the actual award to be determined by the Compensation Committee on a basis not less favorable to Executive than to other similarly-situated senior executives of the Company generally.

All remaining terms of the Employment Agreement shall remain in full force and effect, and nothing in this Amendment shall alter any other terms therein in any way.  Enforcement of this Amendment shall be governed by the terms of the Employment Agreement, and this instrument should be treated as an Appendix thereto.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, and Executive has hereunto set Executive’s hand, all as of the Effective Date specified above.

Ampio Pharmaceuticals, Inc.
By:	/s/ Michael Macaluso
Name:	Michael Macaluso
Title:	Chief Executive Officer

Date:	8/20/2019

Executive
/s/ Daniel Stokely
Daniel Stokely

Date:	8/20/2019